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Report of Independent Registered Public Accounting Firm

Berkeley Point Capital LLC

We have examined management’s assertion, included in the accompanying Management’s Assessment of Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB, that Berkeley Point Capital LLC d/b/a Newmark (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the commercial mortgage-backed securities transactions conducted by Newmark platform as of and for the year ended December 31, 2023, except for Items 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii),1122(d)(3)(iv), 1122(d)(4)(ii), 1122(d)(4)(vii), 1122(d)(4)(xv), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. Refer to Appendix A of Management’s Assessment of Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB for the asset backed transactions covered by this platform. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” (C&DI 200.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. Although the Company is responsible for assessing compliance with items 1122(d)(4)(iii), 1122(d)(4)(vi), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(xii) and 1122(d)(4)(xiv) of Regulation AB, there were no servicing activities performed by the

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Company during the year ended December 31, 2023 that required these servicing criteria to be complied with. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

We are required to be independent of Berkeley Point Capital LLC d/b/a Newmark and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our examination engagement.

Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in management’s assertion for the period January 1, 2023 to June 30, 2023, for servicing criteria 1122(d)(1)(v) and 1122(d)(2)(vii), the Company has engaged a third-party vendor to perform the activities required by these servicing criteria. For the period of January 1, 2023 to March 16, 2023, management engaged a third-party vendor to perform the activity required by criteria 1122(d)(2)(vi). For the period of March 17, 2023 to December 31, 2023, management engaged a third-party vendor to perform the activity required by criteria 1122(d)(2)(vi). The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by C&DI 200.06. As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Company complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB, including servicing criteria 1122(d)(1)(v), 1122(d)(2)(vi) and 1122(d)(2)(vii) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2023 for the commercial mortgage-backed securities transactions platform, is fairly stated, in all material respects.

February 22, 2024

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